Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2005 Third Quarter Financial Results

Princeton, N.J.; November 4, 2005 — Medarex, Inc. (Nasdaq: MEDX) announced today its financial results for the three-month period ended September 30, 2005. During this period, Medarex’s net loss was $23.1 million, or ($0.21) per share, as compared to a net loss of $55.0 million, or ($0.68) per share, for the same period in 2004.

Total revenues for the third quarter of 2005 were $10.7 million as compared to $3.7 million for the third quarter of 2004. The increase in revenue for the third quarter of 2005 was primarily the result of payments received from our contract and licensing business and the reimbursement of product development costs from certain of our collaborations.

Research and development (R&D) expenses for the third quarter of 2005 decreased by $9.7 million to $30.9 million, as compared to $40.6 million for the same period in 2004. This decrease was primarily attributable to decreased technology access fees and royalty expense. General and administrative (G&A) expenses increased by $0.4 million for the third quarter of 2005 to $6.1 million, as compared to $5.7 million for the same period in 2004.

Medarex ended the third quarter of 2005 with approximately $359.2 million in cash, cash equivalents, marketable securities and segregated cash. In addition, at the end of the third quarter of 2005, the market value of Medarex’s equity interest in Genmab was approximately $148.3 million.

Medarex’s product development and business accomplishments during the third quarter of 2005 include the following:

•                  Announcing the allowance of an Investigational New Drug (IND) application filed with the FDA to initiate a Phase I clinical trial of Valortim™ (MDX-1303), a fully human antibody that targets B. anthracis protective antigen that is being jointly developed with PharmAthene, Inc.;

•                  Entering into a collaboration with Imclone Systems Incorporated for the development of fully human antibodies for disease targets primarily in the area of oncology; and

•                  Enhancing our oncology pipeline and creating partnership opportunities with the unveiling of our proprietary Ultra-Potent Toxin™ technology for creating antibody-toxin conjugates.

Subsequent events in the fourth quarter of 2005 include:

•                  Announcing the filing of an Investigational New Drug (IND) application with the FDA for MED-545 (previously referred to as MDX-1103), a fully human antibody targeting interferon-alpha in development by MedImmune, Inc. and Medarex for the treatment of active systemic lupus erythematosus;

•                  Announcing the initiation of a Phase II clinical trial of MDX-066 (also referred to as CDA-1), a fully human antibody to C. difficile Toxin A that is being jointly developed with The Massachusetts Biologic Laboratories for the treatment of C. difficile associated diarrhea;

•                  Presenting preclinical data for Valortim, MDX-066 and MDX-1388, a fully human antibody to C. difficile Toxin B, at the annual meeting of the Infectious Disease Society of America (IDSA); and

•                  Announcing the acquisition by Celldex, Inc. (a Medarex subsidiary) of Lorantis Limited and assets of Alteris Therapeutics, Inc., which provides Celldex with approximately $30 million in cash and several preclinical and clinical programs. Following the closing of the two acquisitions, Medarex now owns approximately 60% of Celldex.

“We are pleased with the new clinical, partnering and technology developments in the third quarter as they provide new opportunities to broaden the pipeline,” said Donald L. Drakeman, President and CEO of Medarex.

Financial Guidance

We are updating our full year 2005 guidance from that previously provided on August 4, 2005. We expect revenues for the full year of 2005 to be in the range of $45 to $48 million, as compared to the previous estimate of $33 to $38 million; R&D expenses to be in the range of $135 to $140 million, as compared to the previous estimate of $140 to $150 million; G&A expenses to remain unchanged at approximately $25 million; net interest income to be approximately $9 million, as compared to the previous estimate of  $5 million; and capital expenditures to be approximately $10 million, as compared to the previous estimate of $15 million.  As a result of the increases in total revenues as well as in net interest income, combined with the decreases in R&D expenses and capital expenditures, we expect our net cash burn rate to be in the range of $8 to $9 million per month for the full year of 2005, as compared to the previous estimate of approximately $11 to $12 million per month.

Factors that may cause variations in our earnings statements and other risks and uncertainties are discussed in the section below entitled “Statement on Cautionary Factors,” and in our Securities and Exchange Commission filings.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody products for itself and its partners. Twenty-five of these therapeutic products derived from Medarex technology are currently in human clinical testing or have had INDs submitted for such trials, with two of the most advanced products presently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include, among other things, risks associated with our goals, plans and projections regarding our financial position and results of operations, including any financial guidance, risks associated with our product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of products in patients, uncertainties associated with the collaborative process, uncertainties related to product manufacturing as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent Quarterly Reports on Form 10-Q.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. Ultra-Potent Toxin™ is a trademark of Medarex, Inc. All rights are reserved.

 (See attached table.)

MEDAREX, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Contract and license revenues	$7,621	$3,682	$25,869	$7,521
Reimbursement of development costs	3,045	—	11,845	—
Total revenue	10,666	3,682	37,714	7,521
Costs and expenses:
Research and development	30,925	40,583	95,802	93,695
General and administrative	6,110	5,682	17,962	16,985
Acquisition of in-process technology	—	5,439	—	5,439
Operating loss	(26,369)	(48,022)	(76,050)	(108,598)
Equity in net loss of affiliate	(1,816)	(4,106)	(3,473)	(14,478)
Interest income (expense), net	5,180	(50)	8,214	(1,451)
Impairment loss on investments in partners	—	—	(29,265)	(316)
Additional payments related to asset acquisition	—	(245)	69	(245)
Net loss on extinguishment of debt	—	(2,402)	—	(4,241)
Pre tax loss	(23,005)	(54,825)	(100,505)	(129,329)
Provision for income taxes	90	182	286	191
Net loss	$(23,095)	$(55,007)	$(100,791)	$(129,520)

Basic and diluted net loss per share:	$(0.21)	$(0.68)	$(0.92)	$(1.62)
Weighted average number of common shares outstanding during the year - basic and diluted	111,406	80,904	109,845	79,981

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)	(1)

Cash, cash equivalents and marketable securities	$357,495	$374,507
Segregated cash	—	12,301
Other current assets	25,328	6,708
Property, buildings and equipment, net	85,167	89,880
Investments in, and advances to affiliate and partners	15,945	53,345
Segregated cash - non current	1,700	1,700
Other assets	7,277	10,904
	$492,912	$549,345

Current liabilities	$44,440	$52,406
Other liabilities	111,651	92,564
Convertible notes	150,000	296,986
Shareholders’ equity	186,821	107,389
	$492,912	$549,345

(1) Derived from the December 31, 2004 audited financial statements. For further information, refer to the financial statements and footnotes there to included in the Company’s annual report on Form 10-K for the year ended December 31, 2004.